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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Commission File No. 000-50467

                          SYNERGY FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

           310 NORTH AVENUE EAST, CRANFORD, N.J. 07016 (908) 272-3838
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, PAR VALUE $0.10
            (Title of each class of securities covered by this Form)

                                      NONE
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             [X] Rule 12g-4(a)(1)(i)         [X] Rule 12h-3(b)(1)(i)
             [ ] Rule 12g-4(a)(1)(ii)        [ ] Rule 12h-3(b)(1)(ii)
             [ ] Rule 12g-4(a)(2)(i)         [ ] Rule 12h-3(b)(2)(i)
             [ ] Rule 12g-4(a)(2)(ii)        [ ] Rule 12h-3(b)(2)(ii)
                                             [ ]  Rule 15d-6

    Approximate number of holders of record as of the certification or notice date: 1

    Pursuant to the requirements of the Securities Exchange Act of 1934, New York Community Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 1, 2007            By: /s/ Thomas R. Cangemi
                                      ---------------------------------------
                                      Thomas R. Cangemi
                                      Senior Executive Vice President and Chief
                                      Financial Officer, New York Community
                                      Bancorp, Inc., as Successor by Merger